Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Mary Luthy, Beckman Coulter, Inc. Corporate Communications
Email: mluthy@beckman.com
Phone: 714 773 7964

Allan Harris, Beckman Coulter, Inc. Investor Relations
Email: adharris@beckman.com
Phone: 714 773 8412

Beckman Coulter Releases the High-Volume

UniCel® DxC 880i Integrated Work Cell

Targets Fastest-Growing Segment of Chemistry Testing Market

Fullerton, Calif. (March 6, 2008) — Beckman Coulter, Inc. [NYSE:BEC] announced today that it has launched the UniCel DxC 880i Synchron® Access® clinical system, an integrated work cell which consolidates chemistry and immunoassay testing targeted to high-volume laboratories. The latest addition to the company’s work cell family combines Beckman Coulter’s market-leading chemistry system, the UniCel DxC 800, and the industry’s highest-throughput immunoassay system, the UniCel DxI 800.

The DxC 880i advances the company’s strategy of delivering standardized work cell solutions for greater laboratory efficiency. Three additional work cells, designed for different testing volumes, are in development. Work cells are the fastest-growing segment of the chemistry testing market, growing at more than 15 percent each year.

“Work cells are often the first step in automating a clinical diagnostic laboratory, bringing substantial workflow benefits,” said Scott Garrett, president and CEO. “Capable systems like these are essential for laboratories looking to streamline and simplify their operations. Our new work cells have the potential to improve hospital productivity by driving up lab productivity, improving patient health and reducing the cost of care.”

“Importantly, UniCel DxC 800 chemistry systems or DxI® 800 immunoassay systems already installed in laboratories may be upgraded in the field to the new DxC 880i configuration. This flexible approach allows laboratories to choose a Beckman Coulter system with confidence, knowing they can adapt to their changing work load requirements,” Garrett added.

From a single point of sample entry, the UniCel DxC 880i offers a menu of more than 150 different chemistry and immunoassay tests – with 120 onboard – ranging from cardiac and tumor markers to tests for renal function and more. The system can process up to 1440 chemistry tests per hour and up to 400 immunoassay tests per hour.

The system also features Beckman Coulter’s exclusive closed-tube sampling and closed-tube aliquotting capabilities. By eliminating the de-capping and re-capping steps in the laboratory process, these features help labs increase efficiency, enhance operator safety and reduce the potential for errors. For more information, visit www.beckmancoulter.com/uniceldxc880i.

Beckman Coulter, Inc., based in Orange County, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represents approximately 78 percent of the company’s 2007 annual revenue of $2.76 billion.

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